Office of the Chief Accountant

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C.  20549-4720

Re:  Monmouth Real Estate Investment Corporation

       Commission File Number:  000-04258

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Monmouth Real Estate Investment Corporation in Item 4.01(a) of its Form 8-K dated June 25, 2008 and captioned “Changes in Registrant’s Certifying Accountant.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ Reznick Group, P.C.

REZNICK GROUP, P.C.

June 26, 2008